Exhibit 99.1

Entrepreneur Universe Bright Group Announces Audited Financial Results for Fiscal Year Ended December 31, 2024

XI’AN, China, March 31, 2025 — Entrepreneur Universe Bright Group (“EUBG” or the “Company”), a Nevada corporation, today announced its audited financial results for the fiscal year ended December 31, 2024. The Company reported total revenue of $5.27 million, representing a 15.5% decrease from $6.24 million in 2023.

In August 2024, the Company declared a special cash dividend of $0.0013 per share, amounting to approximately $2.2 million, which was distributed to shareholders in September 2024. This move reflects the Company’s commitment to delivering shareholder value while maintaining a solid financial position.

Financial Highlights

●	Total Revenue: $5.27 million in fiscal year 2024, a decrease of 15.5% from $6.24 million in 2023, primarily due to reduced revenue in a client who is engaged in live streaming business . However, increased revenue of $471,979 from other consultancy services partially offset the decline.

●	Net Income: $1.49 million in 2024, representing a decrease of approximately 34.8% compared to $2.28 million in 2023, yet the Company remained profitable.

●	Cash Dividend: In September 2024, the Company paid a one-time special cash dividend of approximately $2.2 million, reflecting its financial stability and ongoing commitment to shareholder returns.

Business and Market Update

EUBG operates primarily through its wholly-owned subsidiary in China, Xi’an Yun Chuang Space Information Technology Co., Ltd. (“PRC Subsidiary”), and focuses on providing digital marketing consulting services. The Company assists startups and small businesses in enhancing brand visibility and improving sales performance through e-commerce platforms.

Despite a decline in live-streaming business revenue, the Company mitigated associated risks by expanding other consultancy services.

Strategic Outlook

EUBG plans to further expand its digital marketing consultancy services, including brand positioning, omni-channel sales strategy development, and e-commerce traffic optimization.

Risks and Challenges

The Company acknowledges multiple operational risks, including fluctuations in the Chinese renminbi， rising labor costs，and other factors that may impose pressure on the Company’s operations .

Management Commentary

Mr. Guolin Tao, CEO of EUBG, stated:

“Despite the challenging market environment in 2024, we maintained profitability by optimizing our business structure and controlling costs. Moving forward, we will continue to diversify our service offerings, and proactively address changes in the regulatory landscape.”

About Entrepreneur Universe Bright Group

Entrepreneur Universe Bright Group is a Nevada holding company that conducts its operations through its wholly-owned subsidiaries in Hong Kong and the People’s Republic of China. The Company primarily engages in consulting, sourcing, and marketing services in China with support from its Hong Kong subsidiary. EUBG is committed to providing business consulting services across multiple markets in China. For more information, please visit: www.eubggroup.com.

Investor Relations Contact

Company Name: Entrepreneur Universe Bright Group

Phone: +86-029-86100263

Website: www.eubggroup.com

Safe Harbor Statement

This press release contains projections and “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 related to the Company’s business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are not historical facts. When the Company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause actual results to differ materially from those discussed in the forward-looking statements. These statements are subject to uncertainties and risks including, but not limited to, the following: the Company’s goals and strategies; future business development; financial condition and results of operations; product and service demand and acceptance; competition and pricing pressures; changes in technology; government regulations; fluctuations in economic and business conditions in China; and assumptions underlying or related to any of the foregoing and other risks contained in the Company’s filings with the SEC. Investors are cautioned not to place undue reliance on any forward-looking statements in this press release. Additional factors are discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.